Dear Valued William Blair Shareholder:

You are a valued member of the William Blair Large Cap Growth Fund family and we need your vote. The purpose of the meeting is for shareholders to vote on a proposal to change the Fund’s classification from a ‘diversified’ fund to a ‘non-diversified’ fund. Your vote is critical to helping us reach quorum so that the meeting can be held.

The Board of Trustees of the William Blair Funds unanimously recommends a vote “FOR” the proposal.

Choose one of these easy methods to vote today:

•   Call a proxy voting specialist today at 1-833-934-2740. Representatives are available weekdays from 9 a.m. to 10 p.m. ET. You can also call the toll-free touchtone phone number located on your proxy card, enter the control number and follow the prompts.

• Vote by Internet at www.proxyvote.com and enter the control number on your proxy card and follow the prompts.

• Vote by mail by completing, signing and dating the enclosed proxy card and returning it in the pre-paid envelope previously provided.

Please be sure to vote well in advance of the Special Meeting which is scheduled for November 12, 2020 so your voice can be heard!

We appreciate you taking immediate action to vote your shares today!

Sincerely,

Stephanie G. Braming, CFA

President and Chairman of the Board of Trustees